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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549
                                 FORM 4
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person: Joseph O. Etchart
       632 4th Avenue North, Glasgow, Montana 59230
2.   Issuer Name and Ticker or Trading Symbol:
        Alpine Air Express, Inc., "ALPE"
3.   IRS or Social Security Number of Reporting Person (Voluntary):
4.   Statement for Month/Year: June 2002
5.   If Amendment, Date of Original (Month/Year):
6.   Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director ( ) Officer, give title below ( ) 10% Owner ( ) Other
     Title:
7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security:  Common Stock
2. Transaction Date (Month/Day/Year): June 11, 2002, June 18, 2002
3. Transaction Code: P
4. Securities Acquired (A) or Disposed of (D): Amount: (A) 500 at $3.65
                                                       (A) 500 at $2.95
                                                       (A) 500 at $3.00
5. Amount of Securities Beneficially Owned at End of Month: 7,200
6. Ownership Form:  Direct (D) or Indirect (I): D-6,200; I-1,000
7. Nature of Indirect Beneficial Ownership: Mr. Etchart is a custodian on a uniform gift to minors account with 1,000 shares in it.

TABLE II
DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED

1. Title of Derivative Security: Stock Option
2. Conversion or Exercise Price of Derivative Security:
3. Transaction Date (Month/Day/Year):
4. Transaction Code:
5. Number of Derivative Securities Acquired (A) or Disposed of (D):
6. Date Exercisable and Expiration Date (Month/Day/Year):
7. Title and Amount of Underlying Securities:
8. Price of Derivative Security:
9. Number of Derivative Securities Beneficially Owned at End of Month: 427
10. Ownership Form of Derivative Security:  Direct (D) or Indirect (I): D
11.  Nature of Indirect Beneficial Ownership: NA

Explanation of Responses:

Signature of Reporting Person:
/s/
-----------------------------
Joseph O. Etchart
Date:     July 10, 2002